U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2014

ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2014, the Board of Directors (the “Board”) of Advanced Emissions Solutions, Inc. (the “Company” or “we”), appointed Christopher Shackelton and Spencer Wells to the Board. Such appointment filled a vacancy created by the Board’s increase by one in the size of the Board from ten to eleven directors and the vacancy created by the previously disclosed retirement of Richard Swanson from our Board. The Board also appointed Messrs. Shackelton and Wells to the Finance Committee of the Board. Messrs. Shackelton’s and Wells’ terms as directors will run until the next annual meeting of our stockholders at which directors are elected. Neither Mr. Shackelton nor Mr. Wells have served in any capacity for us prior to this appointment, and there are no arrangements or understandings between either of them and any other person pursuant to which they were selected to serve as a director. The Board requested that Mr. Shackelton and Mr. Wells serve as directors based on its determination that they qualify as “independent directors” as such term is defined for purposes of the federal securities laws and the NASDAQ Capital Market.

Messrs. Shackelton and Wells are each entitled to standard compensation for service as a non-management director, which includes $97,850 a year, payable as a combination of cash (up to a maximum of $47,457) and/or common stock (valued at fair market value as of the day of grant), plus standard committee membership fees. Messrs. Shackelton and Wells were each also granted an option to purchase 10,000 shares of the Company’s common stock under the Company’s 2005 Directors’ Compensation Plan, which is exercisable at $20.85 per share (the market price as of market close on the grant date) and will vest evenly over a three-year period, with one-third of the option vesting at the end of each year of service. Mr. Shackelton has declined that such compensation be paid to him directly and requested that the Company grant the option and pay ongoing director compensation for his Board service to Coliseum Capital Partners, LP, for which Mr. Shackelton serves as Managing Partner.

No transactions between either of Mr. Shackelton or Mr. Wells and us have occurred or are contemplated that would require disclosure pursuant to Regulation S-K, Item 404(a). Neither Mr. Shackelton nor Mr. Wells have any family relationship with any of our directors or executive officers or any persons nominated or chosen by us to be a director or executive officer.

Christopher Shackelton

Mr. Shackelton, 34, is a co-founder at Coliseum Capital Management, LLC and serves as Managing Partner. Mr. Shackelton offers extensive experience based upon his service on multiple corporate boards. He is currently the Chairman of the Board for Providence Service Corporation (NASDAQ: PRSC), which he has been a director of since November 2012. Since 2012, Mr. Shackelton has also served on the Audit Committee and Corporate Development Committee for LCH Group Inc. (NASDAQ: LHCG). Prior to his current directorships, Mr. Shackelton served on the Board of Rural/Metro Corp. from 2008 to 2011 and Interstate Hotels & Resorts, Inc. from 2009 to 2010. Mr. Shackelton serves as a Trustee for New Haven Community Outreach, Connecticut Open at Yale, and the W.S. Johnson Foundation. During the early 2000s, Mr. Shackelton served as an analyst for Morgan Stanley & Co. and Watershed Asset Management LLC. Mr. Shackelton holds a Bachelor of Arts in Economics from Yale University.

L. Spencer Wells

Mr. Wells, 44, has over 15 years of experience as a financial analyst and is a Founding Partner of Drivetrain Advisors. Mr. Wells currently serves on the Board for the Center for Music National Service, for which he has been a director since 2011. He has also served on the Board of Directors for Alinta Holdings from March 2013 to September 2013 and Kerogen Resources from January 2007 to April 2009. Mr. Wells is a Trustee, a member of the Investment Committee and Finance Committee, and Co-Chair of the Development Committee for Western Reserve Academy. From 2010 to 2012, Mr. Wells served as a partner for TPG Special Situations Partners, during which time he created and managed an investment portfolio approximated at $2.5 billion. From 2002 until 2009, Mr. Wells served as a Partner and a Portfolio Manager at Silverpoint Capital. While at Silverpoint, he covered the energy, chemicals, and building products sectors and managed an investment portfolio estimated at $1.3 billion. Mr. Wells holds a B.A. in Psychology from Wesleyan University and a Master of Business Administration from Colombia Business School.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 23, 2014, our Board adopted Amendment No. 1 to our Bylaws, which clarifies that the Board may fix the number of directors from time to time. Amendment No. 1 is filed herewith as Exhibit 3.1. Except as set forth in Amendment No. 1, our Bylaws, which are filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the period ended June 30, 2013 (File No. 000-54992), remain in full force and effect.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit 3.1 is filed and Exhibit 99.1 is furnished as exhibits to this report:

Exhibit No.	Description

3.1	Amendment No. 1 to the Bylaws of Advanced Emissions Solutions, Inc., dated as of July 23, 2014.

99.1	Press Release, Advanced Emissions Solutions Announces the Appointment of New Members to the Board of Directors, New Directors to be Part of Committee to Optimize Uses for Future Cash Flows from Refined Coal, dated July 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 28, 2014

Advanced Emissions Solutions, Inc.
Registrant

/s/ Michael D. Durham
Michael D. Durham
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Amendment No. 1 to the Bylaws of Advanced Emissions Solutions, Inc.

99.1	Press Release, Advanced Emissions Solutions Announces the Appointment of New Members to the Board of Directors, New Directors to be Part of Committee to Optimize Uses for Future Cash Flows from Refined Coal, dated July 28, 2014.